                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 1999, except for Note 1A which is as of January 26, 2000 relating to the financial statements of Total Renal Care Holdings, Inc., which appears in Total Renal Care Holdings, Inc.'s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated March 29, 1999, except for Note 1A which is as of January 26, 2000 relating to the financial statement schedule, which appears in such Form 10-K/A (Amendment No. 2).


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington
February 11, 2000